Exhibit 99.1

Text of Press Release

AVI Contact:
AVI BioPharma, Inc.
Michael Hubbard (hubbard@avibio.com)
(503) 227-0554

Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7100

Press Contact:
Waggener Edstrom Bioscience
Wendy Carhart (wendyc@wagged.com)
(503) 443-7000

For Release 6 a.m. PST
Nov. 5, 2003

AVI BioPharma Presents Preclinical Data on Cholesterol-Lowering Program

PORTLAND, Ore. — Nov. 5, 2003 — AVI BioPharma, Inc. (Nasdaq: AVII) announced today that it has presented preclinical data at the 24th annual meeting of the American College of Toxicology in Washington, D.C. The preclinical results indicate that AVI’s compound lowered cholesterol without significant toxicity. The studies evaluated AVI’s NEUGENE® antisense compound targeting HMG coenzyme A (CoA) reductase, a liver enzyme involved in the production of cholesterol.

The preclinical research was conducted by AVI scientists Vikram Arora, Ph.D. Patrick L. Iversen, Ph.D., AVI’s senior vice president of research and development; and researcher Melissa L. Cate. Data presented at the conference showed that AVI’s NEUGENE antisense compound reduced serum cholesterol in two separate studies by 45.6% and 43.7% compared to controls, with minimal toxicity.

“These findings add to our previous work targeting cytochrome P-450 in the liver, and show how liver gene function can be positively impacted by AVI’s NEUGENE technology,” said Dr. Iversen. “Reducing the levels of HMG CoA reductase may help in the management of high cholesterol.”

HMG-CoA reductase is an important enzyme in the synthesis of cholesterol. The enzyme is the target of the highly successful statin drugs currently used for the treatment of high cholesterol. Statins are not very well tolerated by some people, and toxicity has been serious in others. Because the distribution and toxicity profiles of AVI’s NEUGENES are different from the statin drugs, AVI will continue to evaluate the possible usage of NEUGENES to lower cholesterol.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: third-generation NEUGENE antisense drugs and cancer immunotherapy. AVI’s lead NEUGENE antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer, and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to target single-stranded RNA viruses, including West Nile virus, SARS coronavirus, calicivirus and hepatitis C. AVI’s second technology, AVICINE®, is a therapeutic cancer vaccine with late-stage trials planned for the treatment of pancreatic cancer. More information about AVI is available on the company’s Web site at http://www.avibio.com/.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.